Exhibit 99.2

AVANIR’S NEURODEX NDA ACCEPTED WITH PRIORITY REVIEW FOR INVOLUNTARY EMOTIONAL EXPRESSION DISORDER

San Diego, April 4, 2006 — Avanir Pharmaceuticals (AMEX: AVN.R) announced today that the U.S. Food and Drug Administration (FDA) has accepted for filing and review its New Drug Application (NDA) for Neurodex™ for the treatment of involuntary emotional expression disorder (IEED), also known as pseudobulbar affect or emotional lability.  In addition, the Neurodex NDA will receive priority review by the FDA. The FDA grants priority review status to products that, if approved, would address an unmet medical need or are considered to be potentially significant therapeutic advancements over existing approved therapies in the treatment, diagnosis or prevention of a disease. Avanir completed the submission of its NDA to the FDA on January 27, 2006 and expects the FDA will take action on the NDA by July 30, 2006 (the “PDUFA date”).

“We are very pleased that the FDA has accepted for filing the NDA for Neurodex and that our submission will receive priority review,” said Eric Brandt, Avanir’s President and Chief Executive Officer. “With no currently approved treatments for IEED, the agency’s acceptance of our NDA represents an important step forward in the potential care for those suffering from IEED.”

The application is based on clinical data supporting that Neurodex, a combination of dextromethorphan and low dose quinidine, is safe and effective in reducing the frequency and severity of unpredictable and uncontrollable episodes of IEED that occur as a consequence of neurological disease or injury. Two controlled, multicenter Phase III clinical trials were conducted; one in amyotrophic lateral sclerosis (ALS) patients with IEED, and the other in multiple sclerosis (MS) patients with IEED. In the clinical studies Neurodex achieved a statistically significant reduction in the Center for Neurologic Study Lability Scale (CNS-LS), a validated instrument that assesses frequency and severity of IEED episodes which was the primary efficacy endpoint in both studies. Additionally, Neurodex achieved statistical significance in all secondary endpoints, including reduction in episodes of IEED. In these clinical trials, the most common adverse events (AEs) associated with Neurodex were nausea, dizziness, fatigue, diarrhea and headache. The majority of AEs reported were mild or moderate, most occurring in the first week of treatment. More patients on Neurodex discontinued due to adverse events than patients in control groups.

about involuntary emotional expression disorder
Involuntary emotional expression disorder can occur when disease or injury damages the area of the brain that controls normal expression of emotion. This damage can disrupt brain signaling, causing a “short circuit”, triggering episodes of involuntary emotional expressions. IEED episodes are often sudden, unpredictable, and contrary to the patient’s mood. Patients who experience unpredictable involuntary emotional displays are often anxious and embarrassed by them, and avoid social situations, which can result in isolation. It is hypothesized that neurological diseases and traumatic brain injuries may lead to excessive signaling via glutamate, an excitatory neurotransmitter, which can manifest itself as IEED. Currently, there is no approved product indicated for the treatment of IEED which occurs in patients with neurological disorders including ALS, MS, Parkinson’s disease, dementias including Alzheimer’s disease, and brain injuries such as stroke and traumatic brain injury.

about neurodex
Neurodex is a combination of two well-characterized compounds, the active ingredient dextromethorphan, and the enzyme inhibitor quinidine, which serves to increase the bioavailability of dextromethorphan. The first-in-class drug candidate is believed to help regulate excitatory neurotransmission in two ways, through presynaptic inhibition of glutamate release via sigma-1 receptor agonist activity, and through postsynaptic glutamate response modulation via uncompetitive, low-affinity NMDA antagonist activity.

about Avanir
Avanir Pharmaceuticals is focused on developing and commercializing novel therapeutic products for the treatment of chronic diseases.  Avanir’s product candidates address therapeutic markets that include central nervous system and cardiovascular disorders, inflammation, and infectious diseases.  Avanir previously announced positive results in the second of two required Phase III clinical trials of Neurodex™, an investigational new drug for the treatment of involuntary emotional expression disorder (IEED).  Additionally, Avanir has initiated a Phase III clinical trial for Neurodex as a potential treatment in patients with diabetic neuropathic pain, a second indication for Neurodex. Avanir has active collaborations with two international pharmaceutical companies: Novartis International Pharmaceutical Ltd., for the treatment of inflammatory disease and AstraZeneca, for the treatment of cardiovascular disease.  The Company’s first commercialized product, abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores.  Further information about Avanir can be found at www.avanir.com.

Forward Looking Statement
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate”, “anticipate”, “believe”, “plan”, or “expect”, or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements.  There can be no assurance that Neurodex will receive regulatory approval; or that if such regulatory approval is received, Avanir will be able to market Neurodex successfully.  Final review decisions made by the FDA and other regulatory agencies concerning clinical trial results are often unpredictable and outside the influence and/or control of the company.  Risks and uncertainties also include the risks set forth in Avanir’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and from time-to-time in other publicly available information regarding the Company.  Copies of this information are available from Avanir upon request.  Avanir disclaims any intent or obligation to update these forward-looking statements.

Avanir Pharmaceuticals Contacts:
Patrick O’Brien 858-622-5216 pobrien@avanir.com	Patrice Saxon 858-622-5202 psaxon@avanir.com